 As filed with the Securities and Exchange Commission on February 16, 2000

                                                      Registration No. 333-90873
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                  -----------
                            APROPOS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)
                                  -----------
       Illinois                       7372                     36-3644751
   (State or other        (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of        Classification Code Number)     Identification No.)
   incorporation or               -----------
    organization)
                           One Tower Lane, 28th Floor
                        Oakbrook Terrace, Illinois 60181
                                 (630) 472-9600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                                 Kevin G. Kerns
                     Chief Executive Officer and President
                            Apropos Technology, Inc.
                           One Tower Lane, 28th Floor
                        Oakbrook Terrace, Illinois 60181
                                 (630) 472-9600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:
           John P. Tamisiea                         Daniel G. Kelly, Jr.
       McDermott, Will & Emery                     Davis Polk & Wardwell
         227 W. Monroe Street                       450 Lexington Avenue
          Chicago, IL 60606                          New York, NY 10017
            (312) 372-2000                             (212) 450-4000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by us, will be substantially as set forth below. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market listing fee.

   Item                                                                Amount
   ----                                                              ----------
   Securities and Exchange Commission registration fee.............. $   21,344
   NASD filing fee..................................................      8,585
   Nasdaq National Market listing fee...............................     88,500
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses..........................................    350,000
   Transfer agent fees and expenses.................................     25,000
   Printing and engraving expenses..................................    250,000
   Directors and officers insurance premiums........................    450,000
   Miscellaneous expenses...........................................      6,571
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification Matters

   We are incorporated under the laws of the State of Illinois. Section 8.75 of the Illinois Business Corporation Act provides generally that an Illinois corporation may indemnify its directors and officers against (1) expenses, including attorneys' fees, in the case of actions by or in the right of the corporation or (2) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in all other cases, actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 8.75 further permits an Illinois corporation to grant to its directors and officers additional rights of indemnification through bylaw provisions, agreements, votes of shareholders or disinterested directors, or otherwise. An Illinois corporation may also purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of an undertaking by such persons to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us in accordance with Section 8.75.

   Our amended and restated articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for (1) for any breach of the director's duty of loyalty to us, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 8.65 of the Illinois Business Corporation Act, as the same exists or hereafter may be amended or (4) for any transaction from which the director derived an improper benefit. Our amended and restated articles of incorporation also provide that if the Illinois Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors shall be eliminated or limited to the full extent authorized by the Illinois Business Corporation Act as amended.

   Our amended and restated bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was one of our directors or officers, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such person is also entitled to indemnification in connection with an action or suit by or in the right of us against expenses, including attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests provided that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. In addition, all of our directors and officers are expected to be covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

   The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act of 1933.

   We have entered into agreements to indemnify our directors and some of our executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will indemnify our directors and such executive officers for all direct and indirect expenses and costs including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by us or any third person, and liabilities of any type whatsoever, including, but not limited to, judgments, fines and settlement fees, actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director or officer or as a director, officer, employee or other agent of any of our subsidiaries or any other company or enterprise to which the person provides services at our request if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. We believe that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   The following information reflects our recent sales of unregistered securities:

   On or about March 19, 1996, we issued 1,242,858 shares of Series A convertible preferred shares to three investors consisting of partnerships for an aggregate consideration of $2,175,000.

   On or about December 20, 1996, we issued 1,599,888 shares of Series B convertible preferred shares to five investors consisting of partnerships and a corporation for an aggregate consideration of $6,000,000.

   On or about March 11, 1998, we issued 1,152,737 shares of our Series C convertible preferred shares to four investors consisting of partnerships and a corporation for an aggregate consideration of $8,000,000.

   In June 1999, we issued subordinated convertible promissory notes with a face value of $1.5 million and a stated interest rate of 10% per annum. In connection with these notes, we issued warrants to purchase 43,228 shares of our Series C convertible preferred shares to these holders at an exercise price of $6.94 per share. The warrants to purchase our Series C convertible preferred shares automatically convert to warrants to purchase 75,649 of our common shares at an exercise price of $3.97 per share upon completion of this offering.

   In May 1999, we also issued a warrant to purchase 17,500 shares of our Series C convertible preferred shares at an exercise price of $6.94 per share to Silicon Valley Bank. This warrant will automatically convert to a warrant to purchase 30,625 of our common shares at an exercise price of $3.97 per share upon completion of this offering. Silicon Valley Bank is also entitled to an additional identical warrant if we do not repay the portion of the outstanding amount under our revolving line of credit that is in excess of the borrowing base, which amount could be up to $1.5 million, by March 16, 2000.

   In November 1999, a $5.0 million secured bridge loan was made to Apropos by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Hambrecht & Quist LLC, one of the managing underwriters in this offering. Certain employees and entities associated with Hambrecht & Quist LLC have a $1.4 million participation in this loan and ARCH Venture Fund III, L.P., one of the investors in our convertible preferred shares, has a $500,000 participation in this loan. Apropos granted to Access Technology Partners, L.P. warrants that can be exercised to purchase 236,250 common shares in connection with this loan and the employees and entities associated with Hambrecht & Quist LLC that are participating in this loan have the right to receive their pro rata portion of the warrants granted. Apropos also granted ARCH Venture Fund III, L.P. warrants that can be exercised to purchase 26,250 common shares. The exercise price of the warrants is initially $5.34 per share but is subject to adjustment.

   No underwriters were involved in any of the transactions described above. We issued all of the securities in the foregoing transactions in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering and the transactions involved the issuance and sale of our securities to financially sophisticated entities or individuals who represented that they were aware of our activities and business and financial condition, and who took these securities for investment purposes and understood the ramifications of their actions. Each security holder represented that they acquired such securities for investment for their own account and not for distribution. All certificates representing the stock issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

   Between January 1, 1997 and January 1, 2000 we issued options to purchase 1,874,600 common shares at exercise prices ranging from $0.214 to $5.94 to employees.

   Between January 1, 1997 and January 1, 2000, an aggregate of 347,445 common shares were issued upon exercise of options under our stock option plan

   No underwriters were involved in any of the transactions relating to options that are described above. We issued all of the securities in the foregoing transactions in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act, including Rule 701 promulgated thereunder, as transactions by an issuer not involving any public offering and pursuant to a written compensatory benefit plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   Exhibits:

     Exhibit
     Number  Description of Exhibit
     ------- ----------------------
       1.1*  Form of Underwriting Agreement.

       3.1*  Form of Amended and Restated Articles of Incorporation.

       3.2*  Form of Amended and Restated Bylaws.

  4.1* Specimen Common Share Certificate of the Registrant.

  5.1  Opinion of McDermott, Will & Emery.

 10.1* Employment Agreement dated January 1, 2000 between the Registrant and
       Kevin G. Kerns.

 10.2* Employment Agreement dated March 19, 1996 between the Registrant and
       Patrick K. Brady, as amended.

 10.3* Employment Agreement dated April 23, 1997 between the Registrant and
       Richard D. Brown.

 10.4* Employment Agreement dated January 19, 2000 between the Registrant and
       Jody P. Wacker.

 10.5* 2000 Omnibus Incentive Plan.

 10.6* Employee Stock Purchase Plan of 2000.

 10.7* Form of Indemnity Agreement.

 10.8* Registration Rights Agreement dated March 19, 1996, between the
       Registrant and the persons listed on the signature pages thereto, as amended.

 10.9* Amended and Restated Registration Right Agreement dated November 5,
       1999, by and among Silicon Valley Bank, Access Technology Partners,
       L.P., ARCH Venture Fund III, L.P. and the Registrant.

 21*   Subsidiaries of the Registrant.

 23.1* Consent of Ernst & Young LLP.

 23.2  Consent of McDermott, Will & Emery (incorporated by reference into
       Exhibit 5.1).

 24.1* Power of Attorney (set forth on the signature page to this registration statement).

 27.1* Financial Data Schedule.

    ---------------------
    *  Previously filed.

Financial Statements and Schedule:

Financial Statements:

   Consolidated financial statements filed as a part of this registration statement are listed in the Index to consolidated financial statements on page F-1.

Financial Statement Schedules:

   Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing of the offering specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on February 16, 2000.

                                          Apropos Technology, Inc.

                                                  /s/ Michael J. Profita
                                          By: _________________________________
                                            Michael J. Profita
                                            Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed on February 16, 2000, by the following persons in the capacities indicated.

            Name and Signatures                                Title
            -------------------                                -----


          /s/ Kevin G. Kerns*               Director, Chief Executive Officer and
___________________________________________   President
              Kevin G. Kerns

         /s/ Michael J. Profita             Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
            Michael J. Profita

          /s/ Patrick K. Brady*             Director
___________________________________________
             Patrick K. Brady

         /s/ Catherine R. Brady*            Director
___________________________________________
            Catherine R. Brady

         /s/ Keith L. Crandell*             Director
___________________________________________
             Keith L. Crandell

             /s/ Ian Larkin*                Director
___________________________________________
                Ian Larkin

        /s/ Maurice A. Cox, Jr.*            Director
___________________________________________
            Maurice A. Cox, Jr.

           /s/ George B. Koch*              Director
___________________________________________
              George B. Koch


       /s/ Michael J. Profita
*By: ________________________________
         Michael J. Profita
          Attorney-in-fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                    APROPOS TECHNOLOGY, INC. AND SUBSIDIARY

                                          Additions
                                     -------------------
                                     Charged  Charged to               Balance
                          Balance at to Costs   Other                   at End
                          Beginning    and    Accounts-- Deductions--     of
Description               of Period  Expenses  Describe    Describe     Period
-----------               ---------- -------- ---------- ------------  --------
Year ended December 31,
 1996
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $    --    65,000     --          3,000 (1) $ 62,000
Year ended December 31,
 1997
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $ 62,000   46,000     --         58,000 (1) $ 50,000
Year ended December 31,
 1998
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $ 50,000  101,000     --                    $151,000
Year ended December 31,
 1999
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $151,000  311,000     --            --      $462,000

---------------------
(1) Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

   We have audited the accompanying consolidated balance sheets of Apropos Technology, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated January 13, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 13, 2000

                               INDEX OF EXHIBITS

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
   1.1*  Form of Underwriting Agreement.

   3.1*  Form of Amended and Restated Articles of Incorporation.

   3.2*  Form of Amended and Restated Bylaws.

   4.1*  Specimen Common Share Certificate of the Registrant.

   5.1   Opinion of McDermott, Will & Emery.

  10.1*  Employment Agreement dated January 1, 2000 between the Registrant and
         Kevin G. Kerns.

  10.2*  Employment Agreement dated March 19, 1996 between the Registrant and
         Patrick K. Brady, as amended.

  10.3*  Employment Agreement dated April 23, 1997 between the Registrant and
         Richard D. Brown.

  10.4*  Employment Agreement dated January 19, 2000 between the Registrant and
         Jody P. Wacker.

  10.5*  2000 Omnibus Incentive Plan.

  10.6*  Employee Stock Purchase Plan of 2000.

  10.7*  Form of Indemnity Agreement.

  10.8*  Registration Rights Agreement dated March 19, 1996, between the
         Registrant and the persons listed on the signature pages thereto, as amended.

  10.9*  Amended and Restated Registration Right Agreement dated November 5,
         1999, by and among Silicon Valley Bank, Access Technology Partners,
         L.P., ARCH Venture Fund III, L.P. and the Registrant.

  21*    Subsidiaries of the Registrant.

  23.1*  Consent of Ernst & Young LLP.

  23.2   Consent of McDermott, Will & Emery (incorporated by reference into
         Exhibit 5.1).

  24.1* Power of Attorney (set forth on the signature page to this registration statement).

  27.1*  Financial Data Schedule.

---------------------
*  Previously filed.